Exhibit 23.2


                [LETTERHEAD OF THOMPSON, GREENSPON & CO., P.C.]



                          INDEPENDENT AUDITORS' CONSENT


To the Board of Directors
Southern Financial Bancorp, Inc.


We consent to the inclusion in the Form S-1 of Southern Financial Bancorp, Inc. of our report dated January 29, 1999 relating to the balance sheets of The Horizon Bank of Virginia as of December 31, 1998, and 1997, and the related statements of operations, other comprehensive income, changes in stockholders equity, and cash flows for the years then ended and to the reference to our firm under the heading "Experts" in the prospectus.


                                            /s/ Thompson, Greenspon & Co., P.C.


Fairfax, Virginia
March 17, 2000